UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2017 (March 15, 2017)
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On March 15, 2017, Celanese Corporation (the “Company”) appointed Scott M. Sutton as Chief Operating Officer, in addition to his current responsibilities with respect to the Company's Materials Solutions core. Mr. Sutton, 52, has over 25 years of experience in the chemical industry. He joined the Company in August 2013 and most recently served as Executive Vice President and President, Materials Solutions of the Company. Prior thereto, he served as the Company’s Co-Lead, Materials Solutions, Vice President and General Manager, Engineered Materials and Vice President of Supply Chain, with overall accountability for global manufacturing, procurement, logistics and capital, and Vice President of acetic acid and anhydride. Mr. Sutton was the President and General Manager of Chemtura Agrosolutions, a division of Chemtura Corporation, from February 2011 until July 2013. He also previously served as the Business Manager of tank construction for Landmark Structures and held positions of increasing responsibility with Albemarle Corporation over an 18 year period.

Mr. Sutton and the Company did not enter into or amend any agreements, and no compensatory grants or awards were made to Mr. Sutton, in connection with his appointment as chief operating officer. There are no arrangements or understandings between Mr. Sutton and other persons pursuant to which he was appointed as chief operating officer. There are no family relationships between Mr. Sutton and any director or executive officer of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Sutton or any member of his immediate family had or will have any interest, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	March 21, 2017